Exhibit 19.1

ALLIANCE RESOURCE PARTNERS, L.P.

Amended and Restated

Policy on Securities Trading and Confidential Information

(Adopted November 15, 1999, amended and restated as of April 1, 2014,

as further amended and restated as of January 28, 2025)

The Board of Directors (the “Board”) of Alliance Resource Management GP, LLC (the “General Partner”) of Alliance Resource Partners, L.P. ("ARLP" or the "Partnership" and, together with the General Partner and the subsidiaries of ARLP, the “Partnership Group”) has adopted this Policy on Securities Trading and Confidential Information (the “Policy”) with regard to transactions (including any purchase, sale, pledge or otherwise) by any employee, officer or director of the General Partner, the Partnership or any of the subsidiaries of the Partnership (the "covered persons") in ARLP’s securities (such as units, options to buy or sell units, warrants, convertible securities and debt securities) and derivative securities relating to ARLP’s units, whether or not issued by the Partnership (such as exchange-traded options). This Policy also sets forth policies with respect to covered persons’ transactions in the securities of certain other publicly traded companies.

ARLP reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Partnership Group, this Policy shall govern unless expressly provided otherwise by the Compliance Officer. If a law conflicts with this Policy, then you must comply with the law.

The General Partner’s General Counsel or designee shall serve as the compliance officer (the “Compliance Officer”) for purposes of this Policy. Any questions regarding this policy should be directed to the Compliance Officer.

I.	GENERAL POLICY

This Policy prohibits any covered person from (i) transacting in ARLP securities or (ii) “tipping,” either directly or indirectly, others who may transact in ARLP securities, in each case when that covered person possesses material, non-public information about ARLP or its securities. Such transacting is known as "insider trading" and may subject the person to criminal and civil penalties.

Material Information

Information should be regarded as "material" if there is a substantial likelihood that a reasonable investor would consider the information as significantly altering the total mix of information available. Thus, information may be material if it is likely that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security, such as ARLP units. Similarly, information may be material if a person reasonably expects that it would affect the price of the security. Both positive and negative information can be material. With respect to the Partnership, examples of material information may include: financial results (annual, quarterly or otherwise); forecasted financial results; acquisitions or divestitures or other strategic transactions under consideration; distribution information, including changes in ARLP’s distribution policy; major personnel changes or changes in members of the Board; new or changes to existing coal supply contracts covering a significant portion of the Partnership’s production; stock (or unit) splits; significant operational matters or developments; changes in ARLP’s credit ratings; equity or debt offerings; significant developments in litigation or regulatory proceedings; and significant corporate events, including cyber or data matters.

Non-Public Information

Information is "non-public" unless it has been widely disseminated in a manner that makes it generally available to the investing public (such as via a general press release) and the investing public has had sufficient time to absorb the information fully. Although timing may vary depending on the circumstances, generally, the Partnership expects that covered persons should allow two (2) full trading days (i.e. a day on which national stock exchanges are open for trading) following publication as a reasonable waiting period before information is deemed to be public. Depending on the particular circumstances, the Partnership may determine a longer or shorter period should apply to the release of material, non-public information before the information is deemed to be public.

General Prohibition Regarding Trading

on the Basis of Material, Non-Public Information

Except as otherwise specified in this Policy, no covered person shall engage in any transaction in the Partnership’s securities, including making any offer to purchase or offer to sell or giving any gift of the Partnership’s securities, during any period commencing with the date that such person is aware of material, non-public information concerning the Partnership Group, and ending after two (2) full trading days following the date of public disclosure of the material, non-public information, or at the time that the information is no longer material.

Trading in Securities of Other Companies

This Policy additionally prohibits transacting in, or tipping others who may transact in, the securities of any other publicly traded company with which the Partnership Group does business or is involved in a transaction, in each case in circumstances where covered persons receive material, non-public information about such other company in the course of one's employment or association with the Partnership Group. This may include information about a major customer or supplier of the Partnership Group or about a competitor to the Partnership Group (such as another coal company), for example.

Termination of Relationship with the Partnership Group

If a covered person is aware of material, non-public information at the time that such covered person’s employment or service relationship terminates, the covered person may not transact in the securities of the Partnership or another company as set forth above until that information has become public or is no longer material.

Disclosure of Material, Non-Public Information

Unauthorized disclosure of material, non-public information relating to the Partnership Group is prohibited. All external inquiries for non-public information that may be material should be referred to the Chief Financial Officer. Material, non-public information relating to any other company with which the Partnership has a business relationship should be treated with the same care as the Partnership's information.

II. SPECIAL AND PROHIBITED TRANSACTIONS

In furtherance of the general Policy, the Partnership has adopted policies regarding certain special transactions. All covered persons must adhere to the following guidelines:

●No covered person may engage in transactions involving:
●	Options or other derivative securities relating to the Partnership’s securities;
●	Debt securities of the Partnership;
●	Hedging transactions involving Partnership securities, including short sales involving Partnership securities;
●	Purchases of the Partnership’s securities on margin; or
●Directors and officers are prohibited from pledging ARLP securities as collateral. For all other covered persons, pledging ARLP securities as collateral shall require pre-approval from the Compliance Officer.
III.	ADDITIONAL GUIDELINES FOR CERTAIN COVERED PERSONS

Window Group

Members of the “Window Group” consist of all directors and executive officers as well as certain other covered persons who are likely to be aware of material, non-public information regarding the Partnership's expected financial results and have been so notified by the Partnership that they are part of the "Window Group."

Earnings Blackout Period Applicable to Members of the Window Group

No member of the Window Group may transact in ARLP securities during an "Earnings Blackout Period." An Earnings Blackout Period is the period that begins at the open of trading on the fourteenth calendar day prior to the end of a calendar quarter or year and ends after the second full trading day after the Partnership has announced, through a general press release or by filing a Form 8-K, 10-Q or 10-K, its financial results for that same calendar quarter or year. The Partnership will endeavor to notify the Window Group when an Earnings Blackout Period begins and ends.

Suspension Period

From time to time, the Partnership may also prohibit certain covered persons, including members of the Window Group, from transacting in Partnership securities because of developments (such as news relating to an acquisition or disposition) relating to the Partnership Group not yet disclosed to the public. In such event, the Partnership will notify such affected covered persons that transacting in the Partnership’s securities during the specified “Suspension Period” set forth in such notice is prohibited and that trading will not resume until such persons receive notice of the date that the Suspension Period has ended, in which case transactions in the Partnership’s securities is permitted subject to compliance with the other provisions of this Policy.

Transacting in the Partnership’s securities outside of the Earnings Blackout Period or a designated Suspension Period should not be considered a "safe harbor," and any person aware of material, non-public information concerning the Partnership should not trade in ARLP securities even if the Earnings Blackout Period is not then in effect or if the Partnership has not invoked a Suspension Period.

Waiver

The guidelines specified in this Section III may be waived, at the discretion of the Compliance Officer (or the Chief Executive Officer or Chief Financial Officer if the person engaging in the transaction is the Compliance Officer or the Compliance Officer is not otherwise available), if (i) compliance would create severe financial or other hardship, or (ii) for such other reasons as may be deemed appropriate by the Compliance Officer (or the Chief Executive Officer or Chief Financial Officer if the person engaging in the transaction is the Compliance Officer or the Compliance Officer is not otherwise available. Any waiver granted pursuant to clause (ii) of the immediately preceding sentence shall also require the approval of the Chair of the Audit Committee.

IV.	EXEMPT TRANSACTIONS

Except as otherwise specifically noted, this Policy does not apply in the case of the following transactions:

●Diversified Mutual Funds. Transactions in diversified mutual funds that are invested in Partnership securities are not subject to this Policy.

●Restricted Unit Awards. This exception applies to the grant or vesting of an award of restricted units, or the exercise of a tax withholding right pursuant to which the insider elects to have the Partnership withhold units to satisfy tax withholding requirements upon the vesting of any restricted units. The exception does not apply, however, to any market sale of restricted units.
●401(k) Plan. This exception applies to purchases or sales of Partnership securities in the Partnership’s 401(k) plan resulting from a covered person’s periodic contribution of money to the plan pursuant to the covered person’s payroll deduction election. This exception does not apply to certain elections the covered person may make under the 401(k) plan, including:
oan election to increase or decrease the percentage of the covered person’s periodic contributions that will be allocated to the Partnership security fund;
oan election to make an intra-plan transfer of an existing account balance into or out of the Partnership security fund;
oan election to borrow money against the covered person’s 401(k) plan account if the loan will result in a liquidation of some or all of the covered person’s Partnership security fund balance; and
oan election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Partnership security fund.
●Rule 10b5-1 Plans. This exception applies to transactions made pursuant to a “Rule 10b5-1 Plan.” A Rule 10b5-1 Plan is a written plan for transacting in ARLP securities that, at the time it is adopted or modified, conforms to all of the requirements of Rule 10b5-1 as then in effect.

oMembers of the Window Group must obtain authorization from the Compliance Officer (or from the Chief Executive Officer or Chief Financial Officer if the person seeking preclearance is the Compliance Officer) before entering into, modifying or terminating a Rule 10b5-1 Plan.

●Other Approved Transactions. This exception applies to any transaction (including transactions of the type described in Section II of this Policy) specifically approved in advance by the Compliance Officer (or the Chief Executive Officer or Chief Financial Officer if the person engaging in the transaction is the Compliance Officer or the Compliance Officer is not otherwise available) or the Chair of the Audit Committee.

V.	PARTNERSHIP TRANSACTIONS

The Partnership will not engage in transactions in the Partnership’s equity securities (as defined in the Securities Exchange Act of 1934 (the “Exchange Act”)) while aware of Material, Non-Public Information relating to the Partnership or its securities, except for:

●Transactions Involving Equity-Based Compensation Plan. Transactions with plan participants (or their permitted assignees) pursuant to an equity-based compensation plan of the Partnership Group.

●Transactions with Holders of Warrants, Convertible Securities, etc. Transactions with holders of outstanding options, warrants, rights, convertible securities or other derivative securities that are issued by the Partnership and that result from the holder’s exercise, conversion or other election pursuant to the terms of the security or result from the Partnership’s exercise, notice of redemption or conversion, or other election made pursuant to the terms of the security;
●Trading Plans. Transactions made pursuant to written plans for transacting in the Partnership’s securities that, at the time adopted, conform to all of the requirements of Exchange Act Rule 10b5-1 as then in effect.

●Certain Counterparty Transactions. Transactions with counterparties who are at the time also aware of the Material, Non-Public Information or who acknowledge, agree or represent that they are aware that the Partnership may possess Material, Non-Public Information but are not relying on the disclosure or omission to disclose to them of any such information.

●Other Authorized Transactions. Any other transaction expressly authorized by the Board or any committee thereof, or by senior management in consultation with the Compliance Officer (or, in his or her absence, the Chief Executive Officer or Chief Financial Officer after consultation with the Chair of the Audit Committee).

VI.	ADDITIONAL INFORMATION FOR DIRECTORS AND CERTAIN OFFICERS

The General Partner’s directors and the Section 16 officers (as defined below) are required to file Section 16 reports with the SEC when they engage in transactions in the Partnership’s securities. Although the General Partner may generally assist its directors and Section 16 officers in preparing and filing the required reports, directors and Section 16 officers retain responsibility for such reports.

“Section 16 officer” means the General Partner’s president, principal financial officer, principal accounting officer (or if none, the controller), any vice-president of the General Partner in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer who performs a policy-making function for the Partnership, as determined from time to time by the Board, or any other person who performs similar policy-making functions for the Partnership, as determined from time to time by the Board. Officers of the Partnership’s parents or subsidiaries shall also be deemed officers of the General Partner or the Partnership (as the case may be) if they perform policy-making functions for the Partnership, as determined from time to time by the Board.

It shall be the responsibility of directors and Section 16 officers who adopt and maintain a 10b5-1 trading arrangement to provide to the Partnership from time to time on timely basis such information regarding such trading arrangement (including any modification or termination thereof) as shall be required to be disclosed by the Partnership pursuant to applicable securities laws including Item 408 of Regulation S-K thereof.

VII.	POLICY VIOLATIONS

Any violation of this policy, in addition to carrying the risk of criminal and civil penalties, is subject to discipline by the Partnership, including possible dismissal or suspension of employment.

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This document states a policy of the Partnership and is not intended to be regarded as the rendering of legal advice.